Exhibit 21.1

List of Subsidiaries of the Registrant

Subsidiaries:

Phunware OpCo, Inc.

GoTV Networks, Inc. (Delaware corporation)

Taurus Merger Company, LLC (Delaware corporation)

GoTV Studios, LLC (California LLC)

Rain Acquisition, LLC

Faith Based Apps, LLC (California LLC)

Rain – US LLC

Phunware NL Cooperatief U.A.

SendDroid, LLC (Delaware LLC)

Simplikate Systems LLC (Delaware LLC)

30 Second Software, Inc. (Delaware corporation)

Chengdu Digby Technology Co., Ltd. (Chinese company)

Odyssey Mobile Marketing Limited (UK)

Odyssey Mobile Northern Europe Ltd. (Sweden)

Odyssey Mobile Asia Pte. Ltd. (Singapore)

Rain Acquisition Sub, Inc.

Dutch Holdings CV (Netherlands)

Phunware Europe BV

PhunCoin, Inc. (Wyoming)

PhunToken International (Cayman Islands)